                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

   Filed by the Registrant  [X]

   Filed by a Party other than the Registrant  [_]

   Check the appropriate box:

   [_]  Preliminary Proxy Statement    [_] Confidential. For Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement

   [_]  Definitive Additional Materials

   [_]  Soliciting Material Pursuant to Rule 14a-12

                                 NOVELL, INC.

                ----------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A
                ----------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

   Payment of filing fee (Check the appropriate box):

   [X]  No fee required.

   [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies: not applicable

      (2) Aggregate number of securities to which transaction applies: not applicable

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): not applicable

      (4) Proposed maximum aggregate value of transaction: not applicable

      (5) Total fee paid: not applicable

   [_]  Fee paid previously with preliminary materials:

[_]  Check box if any part of the fee is offset as provided by Exchange Act
           Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously paid: not applicable

      (2) Form, Schedule or Registration Statement No.: not applicable

      (3) Filing party: not applicable

      (4) Date filed: not applicable

   Notes:

                          Novell, Inc.
                          1800 South Novell Place
                          Provo, Utah 84606
                          Phone 801-861-7000
                          www.novell.com

                          February 28, 2002
[LOGO]
Novell(R)

                          Dear Stockholder:

                          It is my pleasure to invite you to attend the Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 17, 2002, at 10 a.m. in our offices located at 8 Cambridge Center, Cambridge, Massachusetts 02142.

                          At the meeting we will elect seven directors, seek ratification of appointment of our auditors, consider a stockholder proposal (if properly presented), review our performance during fiscal 2001, and answer your questions.

                          The vote of every stockholder is important. Please vote your proxy by using the Internet or telephone or by mailing in your proxy card. Your cooperation is greatly appreciated.

                          On behalf of Novell's Board of Directors and management team, I look forward to greeting you and our other valued stockholders who are able to attend.

                          Sincerely,

                          /s/ JACK L. MESSMAN

                          Jack L. Messman
                          Chairman of the Board,
                          President and Chief Executive Officer
                          Novell, Inc.

                                 NOVELL, INC.
                            1800 South Novell Place
                               Provo, Utah 84606

               Notice of the 2002 Annual Meeting of Stockholders

The 2002 Annual Meeting of Stockholders of Novell, Inc. will be held on Wednesday, April 17, 2002 at 10:00 a.m. at our offices at 8 Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. To elect seven directors;

2. To ratify the selection of Ernst & Young LLP as independent auditors for Novell, Inc. for the fiscal year ending October 31, 2002;

3. To consider a stockholder proposal regarding a proposed amendment to the Company's bylaws to separate the offices of Chairman and President, and Secretary and Treasurer; and

4. To transact such other business as may properly come before the meeting.

All holders of record of shares of Novell common stock at the close of business on February 19, 2002 are entitled to notice of, to attend and to vote at the meeting. A complete list of these stockholders will be available at our principal executive offices at 1800 South Novell Place, Provo, Utah 84606 for at least ten days prior to the meeting. Such list shall also be produced and kept at 8 Cambridge Center, Cambridge, Massachusetts 02142 during the meeting.

By Order of the Board of Directors,

/s/ Joseph A. LaSala, Jr.
Joseph A. LaSala, Jr.
Senior Vice President,
General Counsel and Secretary

February 28, 2002

  Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions listed on the enclosed proxy card, or to sign the proxy card and return it in the enclosed stamped envelope by return mail.

                                Proxy Statement
                               Table of Contents

                                                                                          Page
                                                                                         Number
                                                                                         ------
Questions and Answers...................................................................    2
Share Ownership by Principal Stockholders and Management................................    5
Proposal One--ELECTION OF DIRECTORS.....................................................    6
 Biographies of the Board of Directors..................................................    6
 Meetings and Committees of the Board of Directors......................................    8
 Vote Required and Board Recommendation.................................................    9
Proposal Two--RATIFICATION OF AUDITORS..................................................    9
 Fees Billed to the Company by Ernst & Young During Fiscal 2001.........................    9
 Vote Required and Board Recommendation.................................................   10
Proposal Three--STOCKHOLDER PROPOSAL....................................................   10
 Proponent's Proposal...................................................................   10
 Proponent's Supporting Statement.......................................................   10
 Novell's Response......................................................................   10
 Vote Required and Board Recommendation.................................................   11
Executive Compensation..................................................................   12
 Summary Compensation Table.............................................................   12
 Director Compensation..................................................................   14
 Stock Option Grants in Fiscal Year 2001................................................   15
 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values......   17
 Additional Executive Officer...........................................................   17
 Employment Contracts, Termination of Employment and Change-in-Control Arrangements.....   17
Report of the Compensation Committee of the Board of Directors on Executive Compensation   20
Report of the Audit Committee of the Board of Directors.................................   23
Performance Graph.......................................................................   24
Certain Transactions....................................................................   25
Section 16(a) Beneficial Ownership Reporting Compliance.................................   25
Deadline for Future Proposals of Stockholders...........................................   26
Additional Information..................................................................   26
 Annual Report..........................................................................   26
 Annual Meeting Summary.................................................................   26
Other Matters...........................................................................   27

                                 NOVELL, INC.
                            1800 South Novell Place
                               Provo, Utah 84606

                                PROXY STATEMENT

                               February 28, 2002

               STOCKHOLDERS OWNING NOVELL, INC. SHARES OF RECORD
                 AT THE CLOSE OF BUSINESS ON FEBRUARY 19, 2002
                ARE ENTITLED TO ATTEND AND VOTE AT THE MEETING

   The Board of Directors of Novell, Inc. ("Novell" or the "Company") is soliciting proxies for the 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   The Annual Meeting of Stockholders will be held on Wednesday, April 17, 2002 at 10:00 a.m. at our offices at 8 Cambridge Center, Cambridge, Massachusetts 02142.

   The Board of Directors of Novell, Inc. set February 19, 2002 as the record date for the meeting. Stockholders who owned the Company's Common Stock of record at the close of business on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 362,635,933 shares of the Company's Common Stock outstanding on the record date. On the record date, the closing price of the Company's Common Stock on the Nasdaq National Stock Market was $3.76 per share.

   This Proxy Statement is being mailed on or about February 28, 2002 to stockholders entitled to vote at the meeting.

   In this Proxy Statement:

  .  "We" and "Company" mean Novell, Inc.

  . Holding shares in "street name" means your Company shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

  .  "SEC" means the Securities and Exchange Commission.

  . "Beneficial ownership" of stock is defined under various SEC rules in different ways for different purposes. Generally it means that, although you (or the person or entity in question) may not hold the shares of record in your name, you will be treated as the beneficial owner of the stock if you do have investment or voting control (and/or an economic or "pecuniary" interest) in the shares through an agreement, relationship or the like.

                             QUESTIONS AND ANSWERS

Q: When and where is the stockholder meeting?

A: Novell's Annual Meeting of Stockholders is being held on Wednesday, April
   17, 2002 at 10:00 a.m. at our offices at 8 Cambridge Center, Cambridge, Massachusetts 02142.

Q: Do I need a ticket to attend the stockholder meeting?

A: No, you will not need a ticket to attend the meeting.

Q: Why am I receiving this Proxy Statement and proxy card?

A: You are receiving a Proxy Statement and proxy card from us because you owned shares of Common Stock of Novell, Inc. on the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q: What is the effect of signing and returning my proxy card?

A: When you sign and return the proxy card, you appoint Jack L. Messman, Ronald
   C. Foster and Joseph A. LaSala, Jr. as your representatives at the meeting. Messrs. Messman, Foster and LaSala will vote your shares as you have instructed them on the proxy card at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting, just in case your plans change. You can always vote in person at the meeting, even if you have already sent in your proxy card.

   If an issue comes up for a vote at the meeting that is not described in this Proxy Statement, Messrs. Messman, Foster and LaSala will vote your shares, under your proxy, in their discretion.

   If you do not indicate on the proxy card how you want your votes cast, the proxies (as your representatives) will vote your shares FOR all of management's nominees for director, FOR ratification of the appointment of auditors, and AGAINST the stockholder proposal.

Q: What am I voting on?

A: You are being asked to vote on:

  .  the election of seven nominees to serve on the Novell Board of Directors;

  . the ratification of the appointment of our independent auditors for fiscal year 2002; and

  .  a stockholder proposal regarding Novell's bylaws.

Q: How do I vote?

A: There are four ways you may vote. (Please see detailed instructions on your proxy card.)

  .  Place your vote via the Internet.

     Please follow the instructions that came in the envelope together with your Proxy Statement. If you vote on the Internet, you do not need to mail in your proxy card.

OR

  .  Place your vote by telephone.

     Please follow the instructions that came in the envelope together with your Proxy Statement. If you vote by telephone, you do not need to mail in your proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

OR

  .  Mail in your completed, signed and dated proxy card.

     If you return a signed card but do not provide voting instructions, your shares will be voted: FOR each of the seven named nominees for director, FOR ratification of the appointment of auditors and AGAINST the stockholder proposal.

OR

  .  Vote in person by attending our Annual Meeting.

     We will pass out written ballots to any stockholder wanting to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your stock broker in order to vote at the meeting.

Q: What does it mean if I receive more than one proxy card?

A: It means that you have multiple accounts at the transfer agent and/or with stock brokers. Please vote each account by telephone, via the Internet or by signing and returning all proxy cards to ensure that all your shares are voted.

Q: What if I change my mind after I have voted?

A: You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the Annual Meeting by written notice to the Corporate Secretary.

   You may also do this by:

  . Voting via the Internet or by telephone again after you have voted (only your latest vote will be counted),

  . Signing and returning another proxy card that is dated after the date of your first proxy card (again, only your latest vote will be counted), or

  .  Voting in person at the meeting.

Q: Will my shares be voted if I do not sign and return my proxy card?

A: If your shares are held in street name, your brokerage firm may either vote your shares on "routine matters" (such as election of directors) or leave your shares unvoted. Your brokerage firm may not vote on "non-routine matters" such as a proposal submitted by a stockholder.

   We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This enables your shares to be voted at the meeting as you direct.

Q: How many shares can be voted at the meeting?

A: As of the record date, 362,635,933 shares of Common Stock were outstanding.
   Each outstanding share of Common Stock entitles the holder to one vote on all matters covered in this Proxy Statement. Therefore, there are a maximum of 362,635,933 votes that may be cast at the meeting.

Q: What is a "quorum"?

A: A "quorum" is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, and telephone votes, whether representing a vote for, against, withheld, or abstained or a broker non-vote, will be counted toward the quorum.

Q: What is the required vote for a proposal to pass?

A: The votes cast on a particular proposal include votes FOR, AGAINST, WITHHELD, and ABSTAINED, but do not include broker non-votes. The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. For the other proposals set forth in this Proxy Statement, the required vote is the affirmative (i.e. "FOR") vote of a majority of the votes cast.

Q: What is a "broker non-vote"?

A: Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Thus, because the proposals to be acted upon at a meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes "FOR" the routine matters (such as election of directors), but expressly states that the broker is NOT voting on the non-routine matters (such as the stockholder proposal). The vote with respect to the stockholder proposal in this case is referred to as a "broker non-vote."

Q: How are broker non-votes counted?

A: Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. A broker non-vote will not affect the outcome on any proposal in this Proxy Statement.

Q: How are abstentions counted?

A: Abstentions are counted for the purposes of determining both (1) the presence of a quorum and (2) the total number of votes cast with respect to a proposal. Abstentions will have no effect on the outcome of the election of directors, but will have the same effect as a vote "AGAINST" all other proposals being presented at this meeting.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by Novell, Inc. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or fax, in person or otherwise. Such person will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Innisfree M&A Incorporated ("Innisfree") to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. Innisfree will also solicit voted proxies from stockholders for the Annual Meeting. We will pay approximately $6,500, plus out-of-pocket expenses, for these services.

Q: Where are Novell's principal executive offices located?

A: Novell's principal executive offices are located at 1800 South Novell Place, Provo, Utah 84606.

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   This table shows how much Company Common Stock is beneficially owned as of January 31, 2002 by owners of more than 5% of the outstanding shares, directors and certain executive officers. There were 362,616,299 shares of Novell Common Stock outstanding on January 31, 2002.

                                                         Number of                           Total
                                                        Outstanding                          Shares    Percent of
                                                          Shares     Right to  Restricted Beneficially Outstanding
Name                                                     Owned(1)   Acquire(2)  Stock(3)     Owned       Shares
----                                                    ----------- ---------- ---------- ------------ -----------
Harris Associates L.P. (4)............................. 30,633,800         --         --   30,633,800      8.5%
  Two North LaSalle Street, Suite 500
  Chicago, IL 60602
Jack L. Messman........................................    327,174    591,141    715,780    1,634,095        *
Elaine R. Bond.........................................      5,444    207,625         --      213,069        *
Reed E. Hundt..........................................      9,500     93,125         --      102,625        *
Richard L. Nolan.......................................     10,000     83,125         --       93,125        *
John W. Poduska, Sr....................................    103,275         --         --      103,275        *
James D. Robinson, III.................................     12,024         --         --       12,024        *
Larry W. Sonsini (5)...................................     13,587    175,625         --      189,212        *
Carl J. Yankowski......................................         --         --         --           --        *
Ronald C. Foster.......................................     60,131    140,312         --      200,443        *
Carl S. Ledbetter......................................     87,501    202,500     30,000      320,001        *
Ralph T. Linsalata.....................................      8,016     75,000     60,000      143,016        *
Stewart G. Nelson......................................    115,622    913,875    180,000    1,209,497        *
Eric E. Schmidt (6)....................................    586,154  4,250,000         --    4,836,154      1.3%
Richard A. Nortz (7)...................................    154,058    949,000         --    1,103,058        *
Dennis R. Raney (7)....................................         --  1,031,250         --    1,031,250        *
All current directors and executive officers as a group
 (15 persons)..........................................    770,310  2,707,328  1,135,780    4,613,418      1.3%

--------
 *  less than 1%

(1) Includes shares for which the named person:
     . has sole voting and investment power, or . has shared voting and investment power with his or her spouse, unless otherwise indicated in the footnotes.

   Excludes shares that:
     . may be acquired through stock option exercises, or . are restricted stock holdings.

(2) Shares that can be acquired through stock option exercises through April 1, 2002. These shares cannot be voted at the meeting unless the option is actually exercised prior to the record date.

(3) These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

(4) Based upon Schedule 13G filed February 11, 2002 by Harris Associates L.P. and Harris Associates Inc. (collectively, "Harris Associates") with the Securities and Exchange Commission. Harris Associates has shared voting power with respect to all shares, sole investment power with respect to 23,633,800 shares and shared investment power with respect to 7,000,000 shares. Harris Associates has been granted the power to vote all shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power to vote. In addition, Harris Associates serves as investment adviser to the Harris Associates Investment Trust (the "Trust"), and various officers and directors of Harris Associates are also officers and trustees of the Trust. Harris Associates does not consider that the Trust is controlled by such persons. The Trust, through its various series, owns 7,000,000 shares, which are included as shares over which Harris Associates has shared voting and investment power, and thus, as shares beneficially owned by Harris Associates because of Harris Associates' power to manage the Trust's investments.

(5) Includes 6,987 shares held by WS Investments, a partnership of which Mr. Sonsini is a general partner. Mr. Sonsini disclaims beneficial ownership of all shares except those in which he is deemed to have a pecuniary interest.

(6) Former director and executive officer.

(7) Former executive officer.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

   Since last year's annual meeting of stockholders, the Board of Directors has adopted a resolution fixing the number of directors at seven. Accordingly, a Board of seven directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders, and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the election, the Board of Directors may recommend another person and Messrs. Messman, Foster and LaSala, as your representatives, will vote for such person if you have given them your proxy.

   There are no family relationships among executive officers and directors of the Company.

                     Biographies of the Board of Directors

Jack L. Messman
Director since 1985
Chairman since November 2001

   Mr. Messman, age 61, became President and Chief Executive Officer of Novell in connection with Novell's acquisition of Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge"), an eBusiness systems integration company, in July 2001. Mr. Messman was elected Chairman of the Board of Directors of Novell in November 2001. Prior to joining Novell, Mr. Messman served as President and Chief Executive Officer of Cambridge from August 1999 to July 2001. Mr. Messman served as Chairman of the Board and Chief Executive Officer of Union Pacific Resources Group Inc., an oil and gas company, from October 1996 until August 1999. Mr. Messman is also a director of RadioShack Corporation, Safeguard Scientifics, Inc. and U.S. Data, Inc.

Elaine R. Bond
Director since 1993

   Ms. Bond, age 66, retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank, a New York based financial institution, a position held since December 1991.

Richard L. Nolan
Director since 1998

   Mr. Nolan, age 61, has served as William Barclay Harding Professor of Management of Technology, Harvard Business School, an institution of higher education, since September 1991. Mr. Nolan served as Chairman and Chief Executive Officer of Nolan, Norton and Company, an information technology management consulting company, from 1977 until 1987 when the company was acquired by KPMG. Mr. Nolan then served as Chairman of Nolan, Norton and Company and Partner of KPMG from 1987 to 1991. Mr. Nolan is also a director of Great Atlantic and Tea Company.

John W. Poduska, Sr., Ph.D.
Director since 2001

   Dr. Poduska, age 64, was the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Anadarko Petroleum Corporation, Safeguard Scientifics, Inc. and eMerge Interactive, Inc.

James D. Robinson, III
Director since 2001

   Mr. Robinson, age 66, is co-founder and has served as Chairman and Chief Executive Officer of RRE Investors, LLC, a private information technology venture investment firm, since 1994 and Chairman of Violy Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America, since 1995. He has also served as Chairman, Chief Executive Officer and sole stockholder of J.D. Robinson Incorporated, a strategic consulting company, since 1993. He previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company, First Data Corporation, Sunbeam Corporation, ScreamingMedia Inc. and Claxson Interactive Group Inc. Mr. Robinson is a member of the Business Council and the Council on Foreign Relations. He is Honorary Co-Chairman of Memorial Sloan-Kettering Cancer Center, an honorary trustee of the Brookings Institution, and Chairman Emeritus of the World Travel and Tourism Council. Mr. Robinson served as Co-Chairman of the Business Roundtable and as Chairman of the Advisory Committee on Trade Policy and Negotiations.

Larry W. Sonsini
Director since 1988

   Mr. Sonsini, age 61, has been a Member and Chairman and Chief Executive Officer of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm, for more than the last five years. Wilson Sonsini Goodrich & Rosati serves as counsel to the Company. Mr. Sonsini is also a director of Brocade Communications Systems, Inc., Commerce One, Inc., Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic, Inc., PIXAR, Inc., Simplex Solutions, Inc. and Tibco Software, Inc.

Carl J. Yankowski
Director since 2001

   Mr. Yankowski, age 53, was the Chief Executive Officer of Palm, Inc., a computer software and hardware manufacturer, and one of its directors from December 1999 to November 2001. From September 1998 to December 1999, Mr. Yankowski was Executive Vice President of Reebok International Ltd., a footwear and apparel company, and President and Chief Executive Officer of the Reebok Division. From November 1993 to January 1998, Mr. Yankowski was President and Chief Operating Officer of Sony Electronics Inc., a subsidiary of the Sony Corporation and a manufacturer of electronic devices. Mr. Yankowski also serves as a director of Safeguard Scientifics, Inc., and he is a member of the board of advisors of Boston College Business School.

Meetings and Committees of the Board of Directors

   The Board of Directors held 12 meetings during the last fiscal year ended October 31, 2001. During the last fiscal year, each current director attended at least 75% of the meetings of the Board and the committees on which they served. The Corporate Governance Committee generally performs the functions of a nominating committee; however, during the last fiscal year, the full Board of Directors performed such functions. The following are the current members of the committees of the Board of Directors.

                                                                                          Number of
                                                                                         Meetings in
Name of Committee and Members         Summary of the Functions of the Committee          Fiscal 2001
----------------------------- ---------------------------------------------------------- -----------
 AUDIT                        Recommends selection of independent auditors to the             5
 Elaine R. Bond (1)           Board
 Richard L. Nolan
 Carl J. Yankowski            Reviews internal accounting controls

                              Confers with independent auditors and internal accounting
                              personnel regarding scope and results of auditors'
                              examinations

                              See "Report of the Audit Committee of the Board of
                              Directors" and the Company's Audit Committee Charter,
                              filed as an appendix to the Proxy Statement for the 2001
                              Annual Meeting of Stockholders

 COMPENSATION                 Reviews performance of CEO and other executive officers         7
 John W. Poduska, Sr. (1)
 Richard L. Nolan             Determines total compensation package for CEO and
 Carl J. Yankowski            other executive officers

                              Administrator of the Company's Variable Pay Plans

                              Administrator of the Company's employee stock plans

                              See "Report of Compensation Committee of the Board of
                              Directors on Executive Compensation"

 CORPORATE GOVERNANCE (2)     Identifies nominees and establishes qualifications for          0
 James D. Robinson, III (1)   Board Membership
 Jack L. Messman
 Larry W. Sonsini             Receives and reviews stockholder suggestions for
                              nominees for Board membership

                              Reviews procedures for CEO succession and director retirement

                              Establishes general guidelines for the operation of the
                              Board

 OPTION GRANT COMMITTEE       Makes grants of stock options to non-executive                  2
 Jack L. Messman              participants to allow for efficient response to hiring and other personnel needs

--------
(1) Chairperson

(2) The full Board of Directors served the function of a corporate governance/nominating committee in fiscal 2001. Any suggestion for a nominee should be submitted to the Secretary of the Company at the Company's principal executive offices. Such potential nominees will be reviewed by the Corporate Governance Committee in accordance with its established procedures.

Vote Required and Board Recommendation

   The seven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO
                           RATIFICATION OF AUDITORS

   The Audit Committee, composed entirely of independent, non-employee directors, recommended to the Board of Directors that Ernst & Young LLP ("Ernst & Young") be reappointed as independent auditors. The Board approved the selection of Ernst & Young as independent auditors for fiscal 2002 and is asking the stockholders for ratification of their selection. Stockholder ratification is not required by the Company's bylaws or under any other applicable legal requirement. If the stockholders do not approve the selection of Ernst & Young, the Audit Committee and the Board will reconsider the appointment.

   Ernst & Young or its predecessors have audited the consolidated financial statements of the Company since 1987. As our independent auditors, Ernst & Young would audit our consolidated financial statements for fiscal 2002 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for the Company. The Audit Committee has determined that the provision of the services provided by Ernst & Young as set forth herein are compatible with maintaining Ernst & Young's independence.

   Ernst & Young will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

Fees Billed to the Company by Ernst & Young During Fiscal 2001

  Audit Fees

   The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2001 and for the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended October 31, 2001 were $1,310,000.

  Financial Information Systems Design and Implementation Fees

   Ernst & Young did not bill any fees to the Company for financial information systems design and implementation professional services for the fiscal year ended October 31, 2001.

  All Other Fees

   The aggregate fees billed by Ernst & Young for services other than those described above for the fiscal year ended October 31, 2001 were $4,878,000, which included audit-related services of $1,633,000.

Vote Required and Board Recommendation

   The affirmative vote of a majority of the votes cast on this proposal will be required for its approval.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2002.

                                PROPOSAL THREE
                             STOCKHOLDER PROPOSAL

   The Board of Directors and Management of the Company disagree strongly with the adoption of the resolution proposed below by Martin Glotzer (the "Stockholder Proposal") and ask stockholders to read carefully the Company's response to Mr. Glotzer's proposal.

   The author and proponent of the following stockholder resolution, Martin Glotzer, 7061 N. Kedzie Ave., Suite 301, Chicago, Illinois 60645, has requested that the Company include the following proposal in this Proxy Statement. Mr. Glotzer has informed the Company that he was the holder of 312 shares of the Company's Common Stock as of the Record Date. Mr. Glotzer's proposal, as contained in his letter to the Company, is quoted verbatim below:

Proponent's Proposal

      "RESOLVED: That the stockholders of Novell, Inc. assembled in Annual Meeting in person and by proxy, hereby request that the bylaws be amended to read: Any two or more offices, may be held by the same person, except that the Chairman and President and the Corporate Secretary and the Treasurer shall not be held by the same person."

Proponent's Supporting Statement

      "Believe this will be a smarter division at the top. Corporations are too big for any one man to hold the office of Chairman and President. One should should be Chairman and Chief Executive Officer and another the President and Chief Operating Officer.

      Believe splitting the job of Chairman-President, as I suggest, makes for better decentralization of management and more shareholder protection in administration of business over a long period of time.

      If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it, unless you have marked to abstain."

Novell's Response

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

   The Board of Directors believes that the interests of Novell and its stockholders are best served by having the President and Chief Executive Officer serve as Chairman of the Board of Directors. Currently the Company has one person filling the position of Chairman of the Board, President, and Chief Executive Officer. However, assignment of these roles can and does change depending on the needs of the Company and the talent and experience of the individuals. The Board of Directors is in the best position to determine how to organize and staff the officers and other senior management positions of the Company.

   The proponent seems to imply that the independence of our Board of Directors is compromised by having the President and Chief Executive Officer also serve as Chairman of the Board. The Board does not believe this to be the case, particularly given that four of the seven members of the Board are independent, unaffiliated directors, and the Audit Committee and the Compensation Committee are comprised entirely of independent, unaffiliated directors. As noted in the Compensation Committee Report in this Proxy Statement, the Compensation Committee periodically reviews the Chairman and Chief Executive Officer's performance and compensation. In addition, no member of management is present during the review of his or her performance and salary.

   The independent insight, advice and counsel that each outside Director contributes to Novell would not be enhanced, at this time, by separating the office of Chairman and President. Contrary to the implications of the proposal, the Company's bylaws neither provide the Chairman with special management oversight responsibilities, nor do they insulate an executive Chairman from Board oversight. The bylaws simply provide that the Chairman presides at meetings of the Board and stockholders.

   The Board believes that Novell and its stockholders benefit from the full-time attention of a Chairman who is also the President and Chief Executive Officer. The President and Chief Executive Officer, as the sole employee Director, is uniquely positioned to share with and prioritize for the Board those issues facing management and the Company that require the attention of the Board. Through a Chairman who is also President and Chief Executive Officer of the Company, the Board believes it not only is kept very well informed about Novell and the technology industry, but that it can more effectively hold management accountable.

   In addition, Novell does not currently, nor has it in the past, had the same person serving as Corporate Secretary and Treasurer. However, the occupants of these positions should be determined by the Board of Directors, not mandated by the bylaws.

   Accordingly, the Board believes the existing bylaws support the Board's exercise of its oversight responsibilities and do not compromise the independence of the Board of Directors. It would be unwise to mandate in the bylaws how any senior management position is to be filled. The Board of Directors should have the flexibility to determine the staffing and the officer titles to achieve the optimum results for the stockholders.

Vote Required and Board Recommendation

   The affirmative vote of a majority of the votes cast on the Stockholder Proposal will be required for its approval.

   FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The table below shows, for the last three fiscal years, compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2001 (based on salary and bonus) serving at fiscal year end. The table also lists our former Chief Executive Officer and two other former executive officers who would have been included had they still been executive officers of the Company at fiscal 2001 year end. We refer to all of these officers and the former officers as the "Named Officers."

                                                                                     Long-Term
                                                                                   Compensation
                                                    Annual Compensation(1)            Awards
                                                ------------------------------ ---------------------
                                                                     Other     Restricted Securities
                                                                     Annual      Stock    Underlying  All Other
                                                 Salary   Bonus   Compensation   Awards    Options   Compensation
Name and Principal Position                Year   ($)     ($)(2)     ($)(3)      ($)(4)      (#)        ($)(5)
---------------------------                ---- -------- -------- ------------ ---------- ---------- ------------
Jack L. Messman (6)....................... 2001 $258,839       --   $ 38,100   $3,521,638 2,423,045   $      313(7)
   Chairman of the Board, President and
   Chief Executive Officer

Ronald C. Foster (8)...................... 2001 $306,106 $275,093         --   $  135,321   180,000   $   11,519
   Executive Vice President and
   Chief Financial Officer

Carl S. Ledbetter (9)..................... 2001 $375,398 $367,175         --   $  184,524   100,000   $    9,275
   Senior Vice President and               2000 $351,346 $141,345         --   $  173,101    50,000   $   13,215
   Chief Technology Officer                1999       --       --         --   $1,671,250   250,000           --

Ralph T. Linsalata (10)................... 2001 $127,993 $ 63,000         --   $  295,200   200,000   $    1,540(7)
   Senior Vice President,
   Venture Investments

Stewart G. Nelson (11).................... 2001 $523,883 $569,780         --   $1,131,434   125,000   $    8,563
   Executive Vice President and            2000 $414,086 $201,485   $ 61,372   $2,315,187   250,000   $    5,845
   Chief Operations Officer                1999 $351,345 $212,543         --           --   350,000   $    4,838

Eric E. Schmidt (12)...................... 2001 $410,428 $271,500         --           --        --   $1,234,658
   Former Chairman of the Board,           2000 $602,308 $399,495   $103,216           -- 1,000,000   $   27,079
   Chief Executive Officer and President   1999 $602,308 $600,540         --           --   500,000   $   26,226

Richard A. Nortz (13)..................... 2001 $410,481 $404,283         --   $  209,131   100,000   $   25,898
   Former Senior Vice President,           2000 $345,072 $145,320         --   $1,137,957   200,000   $   16,070
   Worldwide Sales                         1999 $326,250 $201,930         --           --   275,000   $   15,282

Dennis R. Raney (14)...................... 2001 $355,530 $266,468         --   $1,131,434   125,000   $2,957,971
   Former Executive Vice President and     2000 $420,360 $202,071         --   $1,638,937   400,000   $    2,761
   Chief Financial Officer                 1999 $401,539 $257,819         --           --   250,000   $    5,190

--------
 (1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

 (2) Cash bonuses for services rendered in fiscal years 2001, 2000 and 1999 have been listed in the year earned, although some payments may have been made shortly after the end of the applicable fiscal year. Bonus amounts listed for 2001 to Messrs. Foster, Ledbetter, Nelson and Nortz include retention bonuses of $125,681, $173,451, $221,781 and $191,644, respectively.

 (3) No Named Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10% of such Named Officer's total salary plus bonus, except Dr. Schmidt and Mr. Nelson in fiscal year 2000.
     Dr. Schmidt's perquisites for 2000 included $31,304 for financial planning, $14,088 for executive physical, $21,548 for personal use of the corporate aircraft, and $36,276 for one week of payment-in-lieu of flexible time off. Mr. Nelson's perquisites for 2000 included $38,296 for financial planning and $23,076 for one week of payment-in-lieu of flexible time off. The payments-in-lieu of flexible time off for Dr. Schmidt and Mr. Nelson were part of a one-time arrangement offered to all employees. In 2001, Mr. Messman received payments of $38,100 in connection with his services while serving as a nonemployee director of the Company.

 (4) Restricted stock awards are valued at the fair market value on the date of grant (as defined in the Company's stock plans) less the purchase price. Officers have the right to vote the shares and to receive cash dividends, if any. Any stock dividends that may be received will have the same vesting restrictions as the shares. As of fiscal 2001 year-end, Mr. Messman had 715,780 unvested restricted shares with a value of $2,533,861. As of fiscal 2001 year-end, the other Named Officers have the following unvested shares and values: Mr. Foster, 10,891 shares with a value of $38,554; Mr. Ledbetter, 44,851 shares with a value of $158,773; Mr. Nelson, 239,801 shares with a value of $848,896; Mr. Linsalata, 60,000 shares with a value of $212,400; Mr. Nortz, 76,832 shares with a value of $271,985; Dr. Schmidt and Mr. Raney, no unvested shares. The grants to Messrs. Foster, Ledbetter, Nelson, Nortz and Raney for 2001 vested 50% on August 26, 2001 and another 50% on November 26, 2001. All other grants of restricted stock reflected on the table vest 40% on the first annual anniversary of the grant date, and another 30% on each of the second and third annual anniversaries of the grant date.

 (5) Except as otherwise noted in footnotes (7), (11) and (13), the stated amounts for all Named Officers are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan.

 (6) Mr. Messman became an executive officer of the Company on July 10, 2001.

 (7) Amounts for Messrs. Messman and Linsalata in 2001 reflect premiums paid for life insurance. Messrs. Messman and Linsalata have collaterally assigned these life insurance policies to Novell to secure the repayment to Novell of up to the entire amount of the premiums paid by Novell pursuant to this policy.

 (8) Mr. Foster became an executive officer on July 10, 2001.

 (9) Mr. Ledbetter joined the Company on October 25, 1999 and did not receive any salary or bonus during the fiscal year ended October 31, 1999.

(10) Mr. Linsalata joined the Company on July 10, 2001.

(11) On February 26, 2002, the Company announced that Mr. Nelson will be leaving the Company effective March 15, 2002.

(12) Dr. Schmidt resigned as Chief Executive Officer of the Company on July 10, 2001 but entered into a Consulting Agreement dated August 13, 2001 to serve as a special consultant to the Company through July 10, 2002. Compensation of $1,200,000 payable to Dr. Schmidt pursuant to the Consulting Agreement is reported under the column "All Other Compensation" for 2001. The balance of $34,658 represents Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan.

(13) Mr. Nortz executed a separation agreement with the Company in August 2001, and resigned from all Company positions effective January 4, 2002.

(14) Mr. Raney resigned from all Company positions effective July 16, 2001. Compensation of $2,955,000 payable to Mr. Raney in connection with his resignation as an executive officer is reported under the column "All Other Compensation" for 2001. The balance of $2,971 represents Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan.

Director Compensation

   Non-employee directors of the Company receive the following compensation:

  .  Annual retainer of $25,000 for board membership

  . Annual retainer of $2,500 for service as a committee chairperson, if applicable

  .  Meeting fees

      -- $1,200 for each Board meeting attended

      -- $1,000 for each committee meeting attended

  .  Reimbursement for expenses incurred in attending meetings

  .  Participation in the director option plan (described below).

   Directors have the right to designate all or a portion of their annual retainers to be deferred through the purchase of common stock equivalents and designate what date in the future such common stock equivalents will be paid out in shares of the Company's Common Stock. Ms. Bond deferred 50% of her retainer and acquired 2,500 common stock equivalents on April 17, 2001.

   The Company's Stock Option Plan for Non-Employee Directors (the "Director Plan") allows for each non-employee director who joins the Board to automatically receive options to purchase 30,000 shares vesting 25% annually over four years. In addition, each non-employee director receives an annual grant of an option to purchase 15,000 shares vesting 50% annually over two years. All options are non-statutory options, have an exercise price equal to the fair market value on the date of grant and have a term of ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee director if within one year of such change in control the non-employee director ceases for any reason to be a member of the Board. Upon forced retirement from the Board of Directors at age 70, options granted under the Director Plan become fully vested and the director has one year in which to exercise.

   The non-employee directors as of April 17, 2001 were each granted an option having an exercise price of $4.00 per share to purchase 15,000 shares under the Director Plan on April 17, 2001. Dr. Poduska, Mr. Robinson and Mr. Yankowski were each granted an option having an exercise price of $4.98 per share to purchase 30,000 shares under the Director Plan on July 10, 2001 in connection with their initial appointment to the Board of Directors. On October 31, 2001, options to purchase 714,500 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $16.07 per share.

   Additionally, each non-employee director as of September 10, 2001 was granted an option having an exercise price of $3.92 per share to purchase 50,000 shares of the Company's Common Stock under the Novell, Inc. 2000 Stock Plan on September 10, 2001. Each option has a term of 10 years and becomes vested and exercisable with respect to 25% of the shares of Common Stock subject to the option on the first annual anniversary of the date of grant, and an additional 6.25% of the shares subject to the option become vested and exercisable as of each succeeding quarterly anniversary of the date of grant, so that the option becomes exercisable in full on the fourth anniversary of the date of grant.

   Novell has a Directors' Charitable Award Program (the "Charitable Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Charitable Program, subject to vesting requirements. The Charitable Program is funded by life insurance policies purchased by the Company, which provide for a $1,000,000 death benefit to participating directors. Upon the death of a participating director, the Company will donate the proceeds of the $1,000,000 death benefit (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to the Company. The aggregate cost to the Company of the life insurance premiums paid during fiscal 2001 to fund the Charitable Program was $156,851.

Stock Option Grants in Fiscal Year 2001

   This table shows stock option grants during fiscal 2001 to the Named Officers. No stock appreciation rights have been granted by the Company to the Named Officers.

                                                                     Potential Realizable Value
                                                                       at Assumed Annual Rates
                                                                     of Stock Price Appreciation
                                    Individual Grants                    for Option Term(1)
                      -------------------------------------------    ---------------------------
                      Number of    % of Total
                      Securities    Options
                      Underlying   Granted to
                       Options     Employees  Exercise
                       Granted     in Fiscal   Price   Expiration
Name                    (#)(2)      Year(3)    ($/Sh)     Date          5% ($)        10% ($)
----                  ----------   ---------- -------- ----------     ----------    -----------
Jack L. Messman......    15,000(4)    0.04%   $  4.00   4/17/2011    $   37,734    $    95,625
                      1,108,045(5)    3.13%   $  5.02   7/12/2011    $3,498,155    $ 8,865,011
                      1,300,000(6)    3.67%   $  5.02   7/12/2011    $4,104,166    $10,400,763

Ronald C. Foster.....    80,000(7)    0.23%   $6.3125   2/26/2011    $  317,592    $   804,840
                        100,000(6)    0.28%   $  5.02   7/12/2011    $  315,705    $   800,059

Carl S. Ledbetter....   100,000(7)    0.28%   $6.3125   2/26/2011    $  396,990    $ 1,006,050

Stewart G. Nelson....   125,000(8)    0.35%   $6.3125   2/26/2011(9) $  496,237    $ 1,257,562

Ralph T. Linsalata...   200,000(5)    0.56%   $  5.02   7/12/2011    $  631,410    $ 1,600,117

Eric E. Schmidt (10).        --         --         --          --            --             --

Richard A. Nortz (10)   100,000(8)    0.28%   $6.3125   2/26/2011(9) $  396,990    $ 1,006,050

Dennis R. Raney (10).   125,000(8)    0.35%   $6.3125  2/26/2011 (9) $  496,237    $ 1,257,562

--------
 (1) Potential realizable value assumes the stock price will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the 10-year term of the option. The potential realizable value is:

   . the potential stock price per share at the end of the term based on the 5% and 10% assumed appreciation rates

   .  less the exercise price per share

   .  times the number of shares subject to the option

     These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on, among other things, the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

 (2) All options shown in the table have exercise prices equal to the fair market value on date of grant and have a term of ten years. In the event of a change in control, except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall become fully exercisable and vested and shall be terminated in exchange for a net cash payment. In the event of a merger of the Company or the sale of substantially all of the assets of the Company that does not constitute a change in control, the acquiring company shall assume the unvested options. The Board of Directors can accelerate unvested options if the acquiring company does not assume the options. The plans provide for various methods of exercise. The Company currently allows for cash, cashier's check or cashless exercise.

 (3) Options to purchase a total of approximately 35,452,524 shares were granted to employees in fiscal 2001.

 (4) This option was granted under the Director Plan while Mr. Messman was a non-employee director, and becomes vested and exercisable with respect to 50% of the shares of Common Stock subject to the option on each of the first and second annual anniversaries of the date of grant, so that the option becomes exercisable in full on the second anniversary of the date of grant.

 (5) This option was vested and exercisable with respect to 25% of the shares of Common Stock subject to the option as of the date of grant, and an additional 6.25% of the shares subject to the option become vested and exercisable as of each succeeding quarterly anniversary of the date of grant, so that the option becomes exercisable in full on the third anniversary of the date of grant.

 (6) This option becomes vested and exercisable with respect to 25% of the shares of Common Stock subject to the option on the first annual anniversary of the date of grant, and an additional 6.25% of the shares subject to the option become vested and exercisable as of each succeeding quarterly anniversary of the date of grant, so that the option becomes exercisable in full on the fourth anniversary of the date of grant.

 (7) This option becomes vested and exercisable with respect to 40% of the shares of Common Stock subject to the option on the first annual anniversary of the date of grant, and an additional 10% of the shares subject to the option become vested and exercisable as of each succeeding quarterly anniversary of the date of grant, so that the option becomes exercisable in full on the thirtieth monthly anniversary of the date of grant.

 (8) At the time of grant, the option was to become vested and exercisable with respect to 40% of the shares of Common Stock subject to the option on the first annual anniversary of the date of grant, and an additional 10% of the shares subject to the option were to become vested and exercisable as of each succeeding quarterly anniversary of the date of grant, so that the option was to become exercisable in full on the thirtieth monthly anniversary of the date of grant. The vesting on these options was accelerated in connection with the termination of the Named Officer's employment such that they are fully vested.

 (9) Although the option has a ten-year term, it will expire on the first anniversary of the effective date of termination of the Named Officer's employment.

(10) Former executive officer.

   On January 31, 2001, all employees (other than executive officers) who had not received a stock option grant within the past six months and one day were offered the opportunity to have their outstanding options with an exercise price greater than $10 per share cancelled. Upon cancellation, the employee received a promise to regrant the same number of options, with the same terms, six months and one day in the future at the then fair market value. Options to purchase a total of 13,760,898 shares having a weighted average exercise price of $26.82 per share were cancelled in connection with this option exchange. Accordingly, options to purchase a total of 12,211,042 shares were granted on August 17, 2001 at an exercise price of $4.68 per share. Although the new options have the same vesting as each cancelled option, none were exercisable until February 17, 2002 except in certain circumstances of termination of employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   This table shows information regarding the number and value of options held at 2001 fiscal year end by the Named Officers. There were no stock option exercises during fiscal 2001 by the Named Officers.

                             Number of Securities        Value of Unexercised
                            Underlying Unexercised       In-the-Money Options
                        Options at Fiscal Year End (#) at Fiscal Year End(1)($)
                        ------------------------------ -------------------------
   Name                 Exercisable      Unexercisable Exercisable Unexercisable
   ----                 -----------      ------------- ----------- -------------
   Jack L. Messman.....    518,763         2,109,282       --           --
   Ronald C. Foster....     82,687           280,313       --           --
   Carl S. Ledbetter...    140,625           259,375       --           --
   Stewart G. Nelson...    745,125           496,875       --           --
   Ralph T. Linsalata..     62,500           137,500       --           --
   Eric E. Schmidt (2).  4,250,000                --       --           --
   Richard A. Nortz (2)    949,000                --       --           --
   Dennis R. Raney (2).  1,031,250                --       --           --

--------
(1) Value of unexercised in-the-money options is:

  . the fair market value of the Company's Common Stock at fiscal 2001 year end ($3.54 per share)

  .  less the option exercise price per share of in-the-money options

  .  times the number of shares subject to the options.

   All options held by the Named Officers were out-of-the-money at October 31, 2001.

(2) Former executive officer.

Additional Executive Officer

   Information pertaining to the Company's executive officers was included in Novell's Annual Report on Form 10-K filed with the SEC on January 28, 2002. On February 26, 2002, the Company announced the appointment of Christopher Stone to the newly created position of Vice Chairman, Office of the CEO, effective March 1, 2002. In January 2000, Mr. Stone founded Tilion, Inc., a software company providing event management solutions for logistics and supply chain managers, and has served as its President and Chief Executive Officer since then. Prior to founding Tilion, Mr. Stone served as Novell's Vice President for Strategy and Development from September 1997 to October 1999. Prior to joining Novell, Mr. Stone founded and served as the Chief Executive Officer of Object Management Group, a software development standardization group.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   Mr. Messman has entered into an employment agreement with Novell that provides for his employment as Chief Executive Officer and President of Novell. The agreement became effective upon the closing of the Company's acquisition of Cambridge and provides for an initial annual base salary of $781,981, which was increased to $950,000 in September 2001. Mr. Messman is also entitled to a bonus of 100% of his base salary if performance goals are met, and such additional bonus compensation as is specified by the Board of Directors if the performance goals are exceeded. Mr. Messman received options to purchase a total of 2,408,045 shares of Novell's Common Stock at a purchase price of $5.02 per share. Mr. Messman also received the right to purchase 715,780 restricted shares of Novell's Common Stock for an aggregate purchase price of $71,578. The shares of restricted stock will vest as follows: 299,672 shares will vest on July 12, 2002, an additional 66,800 shares will vest on January 12, 2003, an additional 174,654 shares will vest on July 12, 2003, and the remaining
174,654 shares will vest on July 12, 2004.

   Pursuant to the employment agreement, Mr. Messman will be entitled to receive employee benefits made available to other employees and officers of Novell and their eligible dependents. Novell will also maintain long-term disability insurance, short-term disability insurance, term life insurance coverage, accidental death and dismemberment coverage, and business travel accident insurance for the benefit of Mr. Messman.

   Under the terms of the employment agreement, in the event Mr. Messman is terminated without "cause" or if he is "constructively terminated" (each as defined in the employment agreement), or if he becomes permanently disabled or dies, Mr. Messman will receive the following benefits: (i) a severance payment equal to one and a half times Mr. Messman's annual salary and target bonus;
(ii) a pro rated single sum bonus based on his actual accomplishments for the portion of the year he was employed by Novell; (iii) continued medical, dental, vision and life insurance and other applicable welfare benefits for himself and his eligible dependents for 18 months following his termination; (iv) the acceleration of the vesting of his outstanding options that would have become vested and exercisable within the one year period after his termination of employment; and (v) the lapse of restrictions on any outstanding restricted stock he holds that would have lapsed within the one year period after his termination of employment.

   In the event that Novell experiences a "change-in-control" (as defined in the employment agreement) and Mr. Messman is terminated without "cause" or if he is "constructively terminated," Mr. Messman will receive the following benefits: (i) a severance payment equal to three times his annual salary and target bonus; (ii) a pro rated single sum bonus based on his actual accomplishments for the portion of the year he was employed by Novell; (iii) medical, dental, vision and life insurance and other applicable welfare benefits will be continued for three years following his termination; (iv) the full acceleration of the vesting of his options; (v) the restrictions on all outstanding restricted stock held by Mr. Messman will lapse; (vi) Novell will pay for the costs of attorney's fees on behalf of Mr. Messman in the event of a dispute regarding Mr. Messman's change-in-control benefits; and (vii) in the event that any payments or benefits Mr. Messman receives from Novell are subject to excise tax under Section 280G of the Internal Revenue Code, Novell will pay Mr. Messman an additional amount so that the net amount retained by Mr. Messman after deduction of (x) any excise tax and (y) any federal, state and local tax and excise tax imposed upon the additional amount, shall be equal to the value of such payments or benefits.

   Mr. Messman's employment agreement provides certain covenants by Mr. Messman not to compete with Novell during the term of the agreement and for one year thereafter. Mr. Messman also agreed pursuant to the employment agreement not to solicit or interfere with the employment of any Novell employee for one year after the termination of the agreement. The agreement also provides that Novell will indemnify Mr. Messman and advance his costs and expenses, to the fullest extent legally permitted or authorized by Novell's certificate of incorporation or by-laws or resolutions of Novell's Board or, if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses reasonably incurred or suffered by him in connection any action, suit or proceeding arising out his services as a director, officer or employee of Novell or its affiliated entities.

   On November 1, 2000, Mr. Nelson was promoted to Executive Vice President, Chief Operating Officer and the Company entered into an employment agreement with Mr. Nelson. Pursuant to the terms of the employment agreement, Mr. Nelson's annual base salary was set at $500,000, which was increased to $675,000 in September 2001. Mr. Nelson is eligible to participate in an incentive bonus plan, where, based upon the accomplishment of certain performance goals, Mr. Nelson is eligible to earn a bonus that was initially set at 75% of his base salary, and which was increased to 100% in September 2001. Upon entering into his employment agreement, Mr. Nelson was granted the right to purchase 100,000 shares of restricted stock at a purchase price of $10,000. The shares vest annually, in accordance with the following schedule:
40% on the first anniversary of the grant date and 30% on each of the second and third anniversaries of the grant date. The vesting is conditioned upon Mr. Nelson's continued employment or consulting relationship with Novell as of the vesting dates.

   On February 26, 2002, the Company announced that Mr. Nelson will be leaving the Company effective March 15, 2002. Accordingly, pursuant to the terms of Mr. Nelson's November 2000 employment agreement, Mr. Nelson shall be entitled to receive the following: (i) a single sum payment equal to three times his annual base salary and target bonus at time of termination; (ii) a single sum payment equal to the cost of COBRA benefits for a period of not less then three years;
(iii) accelerated vesting by two years for all his outstanding stock options; and (iv) a waiver of Novell's repurchase rights on any remaining unvested restricted stock. Mr. Nelson's agreement also provides for certain covenants by Mr. Nelson not to compete with Novell for one year after the termination of his agreement. Mr. Nelson also agreed pursuant to the agreement not to solicit or interfere with the employment of any Novell employee for one year after the termination of the agreement.

   On August 13, 2001, the Company entered into a consulting agreement (the "Consulting Agreement") with Dr. Schmidt pursuant to which Dr. Schmidt will serve as a special consultant to the Company through July 10, 2002. The Consulting Agreement provides for: (i) the lump sum payment by the Company of approximately $64,000; (ii) the payment by the Company of fees of $100,000 per month from July 10, 2001 through July 10, 2002; (iii) the payment by the Company of an amount equal to the cost of COBRA continuation through July 10, 2002; (iv) the lapse of the Company's right to repurchase Dr. Schmidt's unvested restricted stock; (v) the full acceleration on the vesting of Dr. Schmidt's stock options; and (vi) limited use of the Company's aircraft for Novell business purposes. Dr. Schmidt's Consulting Agreement also provides certain covenants by Dr. Schmidt not to compete with the Company during the term of the agreement and for one year thereafter. Dr. Schmidt also agreed pursuant to the employment agreement not to solicit or interfere with the employment of any Company employee for one year after the termination of the agreement. The Consulting Agreement provides that the payments made thereunder shall be deemed to satisfy the Company's obligations under its employment agreement with Dr. Schmidt dated March 18, 1997.

   Mr. Nortz resigned from the Company effective January 4, 2002. In connection with his resignation from the Company, the Company and Mr. Nortz entered into a letter agreement effective as of August 14, 2001 (the "Nortz Agreement") pursuant to which Mr. Nortz voluntarily forfeited his benefits under the Senior Management Severance Plan. The Nortz Agreement provides for: (i) the payment by the Company of a severance payment of $850,000, payable in equal installments over 24 months; (ii) the payment by the Company of an additional severance payment of $510,000, half of which was payable within two weeks of the effective date of Mr. Nortz' resignation, and the other half payable in four equal quarterly installments, commencing three months after the effective date of Mr. Nortz' resignation; (iii) 24 months of acceleration on the vesting of Mr. Nortz' stock options and restricted stock; (v) the waiver by the Company of its right to repurchase Mr. Nortz' unvested restricted stock; (vi) the reimbursement for Mr. Nortz' personal financial planning and tax return preparation for 2002, not to exceed $11,000; and (vii) monthly payments by the Company of the amount it would have paid on Mr. Nortz' behalf under his health and dental plan elections for a period of not less than 24 months from the effective date of Mr. Nortz' resignation. Mr. Nortz' agreement also provides certain covenants by Mr. Nortz not to compete with the Company, not to solicit or interfere with the employment of any Company employee, and not to interfere with the Company's business with customers for two years from the effective date of his resignation.

   In connection with his resignation from the Company, the Company and Mr. Raney entered into a letter agreement effective as of July 16, 2001 (the "Severance Agreement") pursuant to which Mr. Raney voluntarily forfeited his benefits under the Senior Management Severance Plan. The Severance Agreement provides for: (i) the payment by the Company of a severance payment of $1,500,000, payable in equal installments over 36 months; (ii) the payment by the Company of an additional severance payment of $1,125,000, payable in two equal installments, one on the 18-month and the other on the 36-month anniversary of the date of the termination of Mr. Raney's employment with the Company; (iii) a payment of $330,000 payable immediately in connection with Mr. Raney's termination of employment; (iv) 30 months of acceleration on the vesting of Mr. Raney's stock options and restricted stock; (v) the waiver by the Company of its right to repurchase Mr. Raney's vested restricted stock;
(vi) the reimbursement for Mr. Raney's personal financial planning and tax return preparation for 2001, 2002 and 2003, not to exceed $11,000 in the aggregate per year; and (vii) monthly payments by the Company of the amount it would have paid on Mr. Raney's behalf under his health and dental plan elections for a period of not less than 36 months. Mr. Raney's agreement also provides certain covenants by Mr. Raney not to compete with the Company, not to solicit or interfere with the employment of any Company employee, and not to interfere with the Company's business with customers for two years from the termination of the agreement.

   All executive officers, including the Named Officers, but excluding Messrs. Messman and Nelson whose severance is governed by the provisions of their employment agreements, are eligible to participate in the Senior Management Severance Plan (the "Severance Plan"). The Severance Plan provides each participant, in the event of involuntary termination by the Company, benefits of: (i) payments by the Company of 150% of his or her base annual salary; (ii) payments by the Company to cover 18 months of COBRA continuation; (iii) accelerated vesting of the portion of his or her stock options, if any, that would have vested within one year; and (iv) a waiver of Novell's repurchase rights as to the number of shares, if any, of restricted stock that would vest on the next anniversary of the restricted stock grant date. In addition, in the event of an involuntary termination after a change-in-control, terminated participants are entitled to receive the following: (i) payments by the Company of three times their base salary and target bonus; (ii) payments by the Company to cover 36 months of COBRA continuation; (iii) accelerated vesting of the portion of their stock options, if any, that would have vested within two years; and (iv) a waiver of Novell's repurchase rights as to the number of shares, if any, of restricted stock that would vest on the next two anniversaries of the restricted stock grant date.

   In the event of a change in control, the Board may amend the Severance Plan but participants will not receive less benefits than stated above. "Change in control" is defined in the Severance Plan as where: (i) the Company sells or otherwise disposes of all or substantially all of its assets; (ii) the Company merges or consolidates with another company where the stockholders of Novell prior to the transaction do not hold at least 50% of the voting power of the surviving entity; or (iii) any person or entity, including any "person" as defined by Section 13(d)(3) of Securities Exchange Act, as amended, becomes the beneficial owner of Common Stock of Novell represented by 50% or more of the combined voting power (excluding any persons who are now officers of Novell).

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Membership of the Committee

   The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three non-employee directors: John W. Poduska, Sr. (Chairperson), Richard L. Nolan and Carl J. Yankowski. Mr. Poduska has been the Chairperson and has served on the Compensation Committee since September 1, 2001. Mr. Yankowski was appointed to the Compensation Committee effective September 1, 2001. Mr. Nolan and Mr. Hundt were members of the Compensation Committee for all of fiscal 2001, but Mr. Hundt stepped down from the Compensation Committee effective October 31, 2001. John A. Young served as the Chairperson and a member of the Compensation Committee until September 1, 2001 and William N. Joy served as a member of the Compensation Committee until September 1, 2001. During the periods that each member served on the Compensation Committee, no member had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time, the Chief Executive Officer, other members of the Board of Directors, certain officers of Novell and outside consultants attended meetings of the Compensation Committee. No officer of Novell is present during discussions or deliberations regarding his or her own compensation.

Responsibilities of the Compensation Committee

   Acting on behalf of the Board of Directors, the Compensation Committee's responsibilities include the following:

  .  Reviewing the performance of the CEO and other executive officers.

  . Determining the total compensation package for the CEO and other executive officers.

  . Reviewing the general Company compensation philosophy for all employees, including the CEO and other executive officers.

  . Administering the Company's variable pay plans by establishing Company performance objectives, approving target bonuses and setting actual bonus payments for the CEO and other executive officers.

  . Serving as an administrator of the Company's employee stock option and stock purchase plans (the "Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

Executive Officer Compensation Program

   The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Compensation Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, between 38% and 50% of the cash compensation of each executive officer and 50% of the cash compensation of the CEO is contingent upon Company performance and adjusted as appropriate for team and individual performance.

   The Company's compensation program for executive officers, including the CEO, is structured to be competitive within the high technology industry. The Company's human resources department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys of a group of comparable companies selected on the basis of similarity in revenue level, industry segment or employment market conditions to those of the Company. The survey group includes information from a group of 60 companies, approximately half of which are included in the industry index used in the Company's performance graph.

   The Company's executive level positions, including the CEO, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after each fiscal quarter if both the Company and the executive officer achieve the performance objectives established for that quarter. Factors considered in determining actual incentive bonus for each executive officer include Company, team and individual performance, and the scope of each executive officer's responsibilities. The relative weight given to such factors varies between executive officers, based upon their respective responsibilities and capacity to affect Company performance.

   Many of the Company's executive officers joined the Company in July 2001 in connection with the Company's acquisition of Cambridge Technology Partners ("Former Cambridge Executives"). The compensation of the Former Cambridge Executives in most cases was what they had been earning at Cambridge, and the incentive bonus determinations for these persons were made based upon the bonus plans that were in place at Cambridge. In the future, incentive bonuses for these executives will be determined in accordance with the procedures outlined above for the Company's executive level positions.

   Grants under the Company's Stock Plans, including those to the CEO, are designed to further strengthen the linkage between executive compensation and stockholder return, to provide additional incentives to executive officers tied to growth of stock price over time and to encourage continued employment with the Company. Stock option grants are based upon industry survey data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are generally subject to a three-year vesting schedule.

2001 Executive Officer Compensation

   At the beginning of fiscal 2001, the Compensation Committee reviewed and approved the Novell variable pay plans for fiscal 2001, to be used for all employees including senior executives, except for the Former Cambridge Executives. The Compensation Committee then established the Company revenue and operating income objectives and performance targets to be used for incentive determination under the variable pay plans. The Compensation Committee met in November 2001 to determine appropriate incentive bonuses for Former Cambridge Executives.

   In February 2001, the Compensation Committee implemented a Retention Program to retain certain senior executives. Eligible executives received (i) a cash bonus equal to 50% of their annual base salary, half to be paid in August 2001 and half to be paid in November 2001, (ii) a grant of restricted stock with a market value equal to 50% of their annual base salary, half to vest in August 2001 and half to vest in November 2001 and (iii) a stock option grant. Each payment and vesting installment outlined above was subject to the continued employment of each executive, unless the executive was terminated by the Company.

   In September 2001, the Compensation Committee reviewed industry compensation survey data and current executive responsibility. The Compensation Committee approved increases in the base salaries for those executives it felt were not in line with market data.

2001 CEO Compensation

   The Compensation Committee reviewed Dr. Schmidt's employment contract, which provided that his base salary is subject to a normal review for potential performance adjustments. After reviewing both the market data and his employment contract, the Compensation Committee did not increase Dr. Schmidt's base pay. Upon the termination of Dr. Schmidt's employment in July 2001, the Company entered into a consulting agreement with Dr. Schmidt to secure the benefits of his continued contributions, while at the same time satisfying severance obligations that otherwise would have been payable to Dr. Schmidt.

   In connection with the Company's acquisition of Cambridge in July 2001, the Company entered into an employment agreement with Mr. Messman. For a description of this agreement, see "Executive Compensation--Employment Contracts, Termination of Employment and Change-in-Control Arrangements" above. The terms of the agreement were negotiated as part of the acquisition, and the entry into the agreement was a condition to closing the acquisition. In September 2001, the Compensation Committee reviewed Mr. Messman's salary in light of industry compensation survey data and Mr. Messman's current executive responsibilities. The Compensation Committee approved an increase in Mr. Messman's base salary.

Qualifying Compensation

   The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers' compensation exceeding $1,000,000 per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Non-performance based compensation of some of the Named Officers exceeded $1 million in fiscal 1999, 2000, and 2001 and is expected to exceed $1 million in 2002. Accordingly, a portion of the compensation to these individuals was not, and would not be, deductible by the Company. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws. However, the Company believes that providing an appropriate level of cash compensation (through salary and bonus) and maintaining flexibility in determining compensation is more important than preserving a tax deduction for amounts in excess of $1,000,000.

Respectfully submitted,

John W. Poduska, Sr., Chairperson (since September 1, 2001)
John A. Young, Chairperson (until September 1, 2001)
Reed E. Hundt (until October 31, 2001)
William N. Joy (until September 1, 2001)
Richard L. Nolan
Carl J. Yankowski (since September 1, 2001)

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of the Novell Board of Directors (the "Audit Committee") operates under a written charter adopted by the Board of Directors in November 1999 and filed as an exhibit to the Appendix to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The Audit Committee is currently comprised of Elaine R. Bond (Chairperson), Richard L. Nolan and Carl J. Yankowski. Ms. Bond has been the Chairperson since July 10, 2001, and served on the Audit Committee during all of fiscal 2001. Mr. Nolan was appointed to the Audit Committee effective February 22, 2001. Messrs. Hundt and Yankowski were appointed to the Audit Committee effective July 10, 2001. Until July 10, 2001, Jack L. Messman served as the Chairperson of the Audit Committee. Mr. Hundt resigned from the Board of Directors and all committees thereof effective February 22, 2002. During the periods that each member served on the Audit Committee, each was "independent" within the meaning of the Nasdaq National Market rules.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants.

Review With Management

   The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Auditors

   The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of the Company's accounting principles.

   The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company. The Audit Committee has also considered the compatibility of non-audit services with the auditors' independence.

Conclusion

   Based on the Audit Committee's discussion with management and the independent auditors, the Audit Committee's review of the audited financial statements, the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 filed with the Securities and Exchange Commission.

Respectfully submitted,

Elaine R. Bond, Chairperson (since July 10, 2001)
Jack L. Messman, Chairperson (until July 10, 2001)
Richard L. Nolan (since February 22, 2001)
Carl J. Yankowski (since July 10, 2001)
Reed E. Hundt (from July 10, 2001 until February 22, 2002)

                               PERFORMANCE GRAPH

   The following graph compares the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and an industry index over the past five fiscal years starting from November 1, 1996. The graphs assume that $100 was invested on November 1, 1996 in the Company's Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested.

   The Company's industry index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of
737. A list of the companies included in this index will be furnished by the Company to any stockholder upon written request of the Corporate Secretary.

                                    [CHART]

                          PERFORMANCE GRAPH
            COMPARISON OF fIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS

         NOVELL, INC.    S & P 500      NASDAQ COMPUTER & DATA PROCESSING
10/96       100.00        100.00                     100.00
10/97        91.22        132.11                     134.93
10/98       160.81        161.16                     173.50
10/99       216.89        202.54                     325.87
10/00        97.30        214.87                     348.11
10/01        38.27        161.36                     158.61

*$100 invested on 10/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.

     Copyright (C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                                                             Indexed/Cumulative Returns
                                                         ----------------------------------
                                                   Base             Fiscal Year
                                                  Period ----------------------------------
Company/Index Name                                 1996   1997   1998   1999   2000   2001
------------------                                ------ ------ ------ ------ ------ ------
Novell, Inc......................................  100    91.22 160.81 216.89  97.30  38.27
S&P 500 Index....................................  100   132.11 161.16 202.54 214.87 161.36
Nasdaq Computer & Data Processing Services.......  100   134.93 173.50 325.87 348.11 158.61

                             CERTAIN TRANSACTIONS

   In fiscal 2001, Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm of which Larry W. Sonsini, a director of the Company, is Chairman and a member, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 2002 for advice on legal matters.

   During 2001, Novell received consulting services from J.D. Robinson Incorporated. The Agreement provides for payments of $200,000 per year for these services. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer and the sole stockholder of J.D. Robinson Incorporated.

   On April 4, 2001, Mr. Foster and the Company entered into a loan agreement that provided for a loan of $65,000 to Mr. Foster. On that date, Mr. Foster executed a promissory note (the "Note") in favor of the Company. The Note bears interest at 4.63% per annum, is secured by 15,408 shares of the Company's Common Stock, and is repayable on the first to occur of (i) 30 days following the termination of Mr. Foster's employment and (ii) April 4, 2002. As of January 23, 2002, a balance of $30,000 remained outstanding.

   On December 21, 2001, the Company formed a venture capital fund, Novell Technology Capital Fund I, L.P. (the "Fund"), and related entities that include Novell Technology GPLP I, L.P. ("GPLP"), the general partner of the Fund. The general partner of GPLP is a wholly-owned corporate subsidiary of Novell. Novell has committed to an aggregate investment of $15,000,000 in GPLP and the Fund, primarily through a limited partnership commitment to the Fund. This commitment may increase as additional limited partners are brought into the Fund, to a cap of $30,000,000. Additionally, Novell is entitled to 68.25% of the amounts allocable to GPLP by the Fund, which is generally equal to 20% of the net gains of the Fund. Mr. Messman, a director and the Company's Chief Executive Officer and President, committed to an investment of $182,500 in the Fund as a limited partner. Mr. Linsalata, the Company's Senior Vice President, Venture Investments, committed to an investment of $100,000 in the Fund as a limited partner, and to an investment of $82,500 in GPLP as a limited partner. Additionally, Mr. Linsalata is entitled to 13.75% of the amounts allocable to GPLP by the Fund, which is generally equal to 20% of the net gains of the Fund. No amounts have been distributed by the Fund or GPLP.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% stockholders under Section 16(a) of the Securities Exchange Act of 1934 were filed on time during fiscal 2001, except that Mr. Robinson reported two Form 4 transactions late on a Form 5.

                 DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

   Proposals that stockholders desire to have included in the Company's proxy materials for the 2003 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal office (1800 South Novell Place, Provo, UT 84606, Attention Corporate Secretary) no later than October 31, 2002 in order to be considered for possible inclusion in such proxy materials.

   The Company's bylaws contain an advance notice provision regarding stockholder proposals, which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company and received by the Secretary not later than sixty (60) days prior to the first anniversary of the date on which notice of the prior year's annual meeting was first mailed to stockholders.

   For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2003 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the bylaws provision described above. Advance notice must be received by the Secretary of the Company at its principal executive offices no later than December 30, 2002 in order to be timely. Any proposal received after that date will not be permitted to be raised at the meeting.

                            ADDITIONAL INFORMATION

Annual Report

   The Company's Annual Report to Stockholders for the fiscal year ended October 31, 2001, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, is being mailed to stockholders of record as of the close of business on February 19, 2002, together with this Proxy Statement.

Annual Meeting Summary

   The Company will provide a summary of the activities at the Annual Meeting to Stockholders, including the final vote on all proposals. The summary will be available on the Novell Investor Relations web site at www.novell.com/ir approximately one week after the meeting. Stockholders may also obtain a copy by calling (800) 317-3195.

                                 OTHER MATTERS

   The Company is not aware of any other business to be presented by management at the Annual Meeting. Other than the stockholder proposal contained in this Proxy Statement, no stockholder advised the Company of the intent to present any business to the Annual Meeting prior to the January 4, 2002 deadline. Accordingly, no other stockholder business will be permitted to be raised at the Annual Meeting.

   If matters other than those described herein should properly arise at the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             Joseph A. LaSala, Jr.
                                             Senior Vice President,
                                             General Counsel and Secretary

February 28, 2002
Provo, Utah

                                                           Please mark
                                                           your votes as  [X]
                                                           indicated in
                                                           this example


                       The Board of Directors recommends
                          a vote FOR Proposals 1 and 2.

PROPOSAL 1 - Election of Directors    FOR all nominees       WITHHOLD AUTHORITY
                                      listed (except as       to vote for all
     Nominees                         indicated below)        nominees listed
     --------                                [ ]                     [ ]
  01.  Jack L. Messman
  02.  Elaine H. Bond
  03.  Richard L. Nolan
  04.  John W. Poduska, Sr.
  05.  James D. Robinson, III
  06.  Larry W. Sonsini
  07.  Carl J. Yankowski


______________________________________________
Except Nominee(s) written on the above line


PROPOSAL 2 - Ratification of Auditors

 FOR   AGAINST   ABSTAIN
 [ ]     [ ]      [ ]

                        The Board of Directors recommends
                           a vote AGAINST Proposal 3.

PROPOSAL 3 - Stockholder proposal to amend bylaws regarding certain corporate offices.

        FOR    AGAINST    ABSTAIN
        [ ]      [ ]        [ ]

        IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF

                    By checking the box to the right, I consent
                    to future delivery of annual reports, proxy
                    statements, prospectuses and other materials
                    and stockholder communications, electronically
                    via the Internet at a webpage which will be
                    disclosed to me. I understand that the Company
                    may no longer distribute printed materials to
                    me for any future stockholder meeting until             [ ]
                    such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor
                    Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.


                                          I PLAN TO ATTEND THE MEETING      [ ]


Signature_____________________  Signature________________________ Date__________

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week


         Please vote prior to 4:00 p.m. Eastern Time on April 16, 2002.


      Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed
                         and returned your proxy card.


---------------------------------        ---------------------------------------            --------------------------------------
          Internet                                     Telephone                                           Mail
   http://www.eproxy.com/novl                      1-800-435-6710
Use the Internet to vote your            Use any touch-tone telephone to vote                        Mark, sign and date
proxy. Have your proxy card in           your proxy. Have your proxy card in                           your proxy card
hand when you access the web       OR    hand when you call. You will be prompted     OR                      and
site. You will be prompted to            to enter your control number, located                        return it in the
enter your control number,               in the box below, and follow directions                    enclosed postage-paid
located in the box below.                given.                                                           envelope.


              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

                                  PLEASE VOTE

                                  NOVELL, INC.
                            1800 South Novell Place
                                 Provo, UT 84606

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Jack L. Messman, Ronald C. Foster and Joseph A. LaSala, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Novell, Inc. to be held at the Company's Cambridge facility, 8 Cambridge Center, Cambridge, Massachusetts 02142 on Wednesday, April 17, 2002 at 10 a.m. local time and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE
         ---                                         ---
AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL, AND AS THE PROXY HOLDER MAY
          -------
DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          (Continued on reverse side)
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                       Access your Novell account online
                      via Investor ServiceDirect/sm/ (ISD)

Mellon Investor Services LLC, agent for Novell, now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

        . View account status              . Make address changes
        . View certificate history         . Change your PIN

                          http://www.melloninvestor.com

Step 1: FIRST TIME USERS - Establish a PIN      Step 2: Log in for Account Access      Step 3: Account Status Screen

You must first establish a Personal             To access you account please enter     To access you account information, Click on
Identification Number (PIN) online by           your:                                  the appropriate button to view or initiate
following the directions provided in the                                               transactions.
upper right portion of the web screen as        . SSN
follows. You will also need your Social         . PIN                                  . Certificate History
Security Number (SSN) available to              . Then click on the Submit button      . Address Change
establish a PIN.
                                                If you have more than one account,
Investor ServiceDirect/sm/ is currently         you will now be asked to select
only available for domestic individual          the appropriate account.
and joint accounts.

.. SSN
.. PIN
.. Then click on the Establish PIN button

Please be sure to remember your PIN, or
maintain it in a secure place for future reference.


              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time